SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE

ACT OF 1934

Date of Report (Date of Earliest Event Reported) June 29, 2006

Commission File Number	Registrant, Address of Principal Executive Offices and Telephone Number	I.R.S. employer Identification Number	State of Incorporation
1-08788	SIERRA PACIFIC RESOURCES P. O. Box 10100 (6100 Neil Road) Reno, Nevada 89520-0400 (89511) (775) 834-4011	88-0198358	Nevada

2-28348	NEVADA POWER COMPANY 6226 West Sahara Avenue Las Vegas, Nevada 89146 (702) 367-5000	88-0420104	Nevada

None

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

8.01 Other Events.

On June 29, 2006 (the “Settlement Date”), Nevada Power Company (“NPC”), a wholly-owned subsidiary of Sierra Pacific Resources, settled its previously announced cash tender offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) for any and all of its 10 7/8% General and Refunding Mortgage Notes, Series E, due 2009 (the “Notes”). A total of approximately $150 million, or over 92%, in aggregate principal amount of the outstanding Notes were validly tendered and not withdrawn before the expiration of the Offer at 12:00 midnight, New York City time, on Wednesday, June 28, 2006 (the “Expiration Time”).

Holders of the Notes who accepted the Offer and Consent Solicitation at or prior to 5:00 p.m., New York City time, on Wednesday, June 14, 2006 (the “Consent Time”), received $1,068.45 in cash plus accrued and unpaid interest up to the Settlement Date per $1,000 principal amount of the Notes tendered, which included a $30.00 consent payment per $1,000 principal amount of the Notes tendered. Holders of the Notes who accepted the Offer after the Consent Time, but prior to the Expiration Time, received $1,038.45 in cash plus accrued and unpaid interest up to the Settlement Date per $1,000 principal amount of the Notes tendered. Upon tender of the Notes by the holders, the principal amounts of such Notes were cancelled.

The Amendment to the Officer’s Certificate to effect the amendments to the Notes, previously disclosed in NPC’s Current Report on Form 8-K filed on June 19, 2006, became operative on the Settlement Date and is binding upon the holders of all Notes currently outstanding .

Payments on the Notes were funded with the proceeds from the issuance and sale on June 26, 2006 of $120,000,000 of NPC’s 6.650% General and Refunding Mortgage Notes, Series N, due April 1, 2036 and $75,000,000 of NPC’s 6.50% General and Refunding Mortgage Notes, Series O, due May 15, 2018.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have each duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

Sierra Pacific Resources
(Registrant)

Date: June 30, 2006	By:	/s/ John E. Brown
John E. Brown
Corporate Controller

Nevada Power Company
(Registrant)

Date: June 30, 2006	By:	/s/ John E. Brown
John E. Brown
Controller